Exhibit 10.81

Pinnacle Systems, Inc.

Corporate Office 280 N. Bernardo Avenue Mountain View, CA 94043 Tel 650.526.1600 Fax 650.526.1601 www.pinnaclesys.com

April 6, 2004

Scott E. Martin

117 Lower Terrace

San Francisco, CA 94114

Dear Scott:

I am pleased to offer you a position with Pinnacle Systems, as Senior Vice President, Human Resources and Legal, and Corporate Secretary reporting directly to Patti Hart, working in our office in Mountain View, CA. You will report to the CEO throughout your employment.

Your salary for this position will be $20,416.67 per month, paid semi-monthly. In addition, you will be eligible to be paid a bonus, targeted at 60% of your base salary, equivalent to $147,000 per year. The formula for this variable compensation will be detailed, under separate cover, within 30 days of your start date. The Company agrees to sign a Change of Control Severance Agreement in the form attached.

As a Company employee, you are eligible to receive certain employee benefits, including a 401(k)-retirement savings plan, health, dental, vision and life insurance and a flexible spending plan. The Company also offers employees the ability to purchase stock at a 15% discount through the Employee Stock Purchase Plan. Please note that the Company may modify salaries and benefits from time to time, as it deems necessary. A summary description of employment benefits is enclosed. Notwithstanding this summary, you will be entitled to four weeks of paid time off per year and reimbursement of up to $2,500 in legal fees incurred by you in reviewing this employment offer.

In addition, you will be granted stock options entitling you to purchase up to 230,000 shares of Common Stock of the Company. The options shall be granted on your hire date, and shall vest monthly from that date. Subject to the foregoing, any options granted are subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You must also sign and comply with the Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of your employment.

Confidential	Page 1	April 6, 2004

Your first day of employment will be Monday, May 10, 2004. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return one copy to me by Friday, April 9th, 2004. A duplicate original is enclosed for your records. This letter, along with the Employment, Confidential Information, Invention Assignment and Arbitration Agreement, the Change of Control Severance Agreement and the Highlights of Employment Benefits, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Pinnacle Systems, Inc. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Patti S. Hart
Patti S. Hart
Chairman and CEO
Pinnacle Systems, Inc.

ACCEPTED AND AGREED TO this April 9, 2004 (Date)

/s/ Scott E. Martin
Scott E. Martin

Enclosures:

Duplicate Original Letter

Summary of Employment Benefits

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Invitation for Disabled Veterans, Individuals with Disabilities, Veterans of the Vietnam Era and Other Eligible Veterans

Confidential	Page 2	April 6, 2004